Exhibit 3.3

                      ARTICLES OF AMENDMENT
                              TO THE
                    ARTICLES OF INCORPORATION
                                OF
                        PUMA ENERGY, INC.

     On the 22nd day of May, 1989, at a duly and properly called meeting of the Stockholders of Puma Energy, Inc., a Utah corporation, was held at the company's principal office, 1625 Larimer Street, Suite 2806, Denver, Colorado 80202, pursuant to the provisions of Section 16-10-57 of the Utah Business Corporation Act. Notices of the meeting were duly delivered to the holders of shares were represented at the meeting. The Articles of Incorporation of the Corporation were amended as hereinafter set forth:

FIRST:  The name of the Corporation is Puma Energy, Inc.

SECOND: The Articles of Incorporation were amended by adoption of the foregoing resolutions:

     RESOLVED, that the name of the Corporation be changed from Puma Energy, Inc. to Syntony Group, Inc. and that the Company's Articles of Incorporation, ARTICLE I - NAME, be amended to state as follows:

                              ARTICLE I

                               NAME

              The name of the Corporation shall be:

                       SYNTONY GROUP, INC.

     RESOLVED, that (i) the authorized shares of the Company's $.0001 common stock be increased from 50,000,000 shares to 800,000,000 shares, (ii) that the Company authorized the issuance of 100,000 shares of preferred stock at a par value of $1.00, the rights and preferences to be determined by the Board of Directors at the time of issue, and that the Company's Articles of Incorporation, ARTICLE IV - CAPITALIZATION, be amended to state as follows:

                            ARTICLE IV

                          CAPITALIZATION

          The authorized capital of the Corporation shall be Eighty Thousand Dollars ($80,000). The aggregate number of shares which the Corporation shall have authority to issue is Eight Hundred Million (800,000,000) shares of common stock, $.0001 par value, which may be issued in series or classes, non-assessable and fully paid when issued, each share entitled to one vote at all special or annual meetings of shareholders, with no cumulative voting or pre-emptive rights; and One Hundred Thousand (100,000) shares of Preferred Stock of a $1.00 par value, which may be issued in series or classes, the voting rights and preferences of which to be designated by the Board of Directors at the time of issue.

THIRD: The number of shares of the Corporation outstanding at the time of such adoption was 40,352,933; and the number of shares entitled to vote thereon was 40,352,933.

FOURTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

None                          (Not applicable)

FIFTH: The number of shares voting on the amendment was 22,386,185. The number of shares voted for the amendment and the number of shares voted against the amendment were as follows:

     For:  22,386,185         Against:  -0-

SIXTH: The number of shares of each class entitled to vote thereon as a class voted For and Against such amendment was, respectively:

None                                (Not applicable)

SEVENTH: The manner, if not set forth in such amendment, in which such exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows:

None                                (Not applicable)

DATED:  June 1, 1989
PUMA ENERGY, INC.

By:/s/Dino Economi            and By:/s/Stephen P. Gorham
Dino Economi, President                    Stephen Gorham, Secretary

On this June 5th, 1989, personally appeared before me Dino Economi and Stephen Gorham, respectively the President and Secretary of Puma Energy, Inc., who, by me being first duly sworn, did swear that they had read the foregoing Amendment to the Articles of Incorporation of Puma Energy, Inc. and did sign the same in my presence.

                              /s/White
                              Notary Public
                              1601 Larimer Street
                              Denver, CO 80202

My Commission Expires: Sept 11, 1991